Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

July 16, 2001

Dear Investors and Analysts:

Continental has reported its 25th consecutive profitable quarter. For the second quarter of 2001 Continental reported pre-tax earnings of $80 million and net income of $42 million. This resulted in diluted earnings per share of $0.74. Attachment A shows Continental's EPS calculation for the quarter.

Last week we announced that we filed a registration statement with the SEC for a proposed initial public offering of our regional airline subsidiary ExpressJet Holdings, Inc. which operates Continental Express. Soon after the six month anniversary of the IPO, we intend to spin off the remaining shares to Continental shareholders. As you know, regional airlines tend to trade at higher multiples. This transaction will raise cash for Continental and is expected to realize some of the locked up value of Continental Express for our shareholders. Continental will contract on a long term basis with Continental Express to continue to provide our regional jet feed. Federal securities laws prevent us from discussing this transaction further; however, detailed information about this transaction is on file with the SEC.

Revised guidance for certain financial and operational statistics is provided on Attachment B. The anticipated tax rate for the third quarter is expected to be similar to the second quarter. This has been a challenging quarter and we're pleased with how well our team of 56,300 employees performed. Among the major US network carriers, we placed first in on-time performance in April and May and despite operation disruptions from Tropical Storm Allison it looks like we'll be among the top performers for June as well.

At the end of the second quarter, Continental had 377 jet aircraft (excluding regional jets) in service, a net increase of two aircraft since March 31, 2001. During the quarter we put into service two additional 767-200 aircraft, two additional 737-800 aircraft and our first 737-900 aircraft as well as retired three DC10 aircraft. Our current fleet plan is attached (Attachment C). The top chart is our current Fleet Plan showing deliveries resulting from both firm commitments and planned option exercises through 2002 reduced by planned retirements. The bottom chart shows only firm commitments reduced by planned retirements as well as other potential lease expirations through 2005.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff
Staff VP Finance